BUCKLEY DODDS
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Chartered Accountants                        Suite 1140-1185 West Georgia Street
                                                  Vancouver, B.C. Canada V6E 4E6
                                                       Telephone: (604) 688-7227
                                                             Fax: (604) 681-7716


                          TOPCLICK INTERNATIONAL, INC.

             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (LOSS)

               FOR THE YEAR ENDED JUNE 30, 1999 AND FOR THE PERIOD
                  FROM MAY 15, 1998 (INCEPTION) TO JUNE 30 1998


Loss per share is provided in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS), Earnings Per Share. Due to the Company's simple capital structure, only basic loss per share is presented. Basic loss per share is computed by dividing loss available to common shareholders by weighted average number of common shares outstanding for the period.

Basic loss per share is as follows:

                                                               Period from
                                                              May 15, 1998
                                        Year ended             (Inception)
                                         June 30,              to June 30,
                                           1999                   1998

NET LOSS FOR THE PERIOD                $  (462,603)             $   (1,411)
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LOSS PER SHARE                         $     (0.04)             $    (0.00)
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WEIGHTED AVERAGE SHARES                 12,000,682               2,450,000
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/s/  Buckley Dodds
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     Buckley Dodds
     Chartered Accountants